FIRST AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of June 20, 2013, to the Fund Amdinistration Servicing Agreement, dated as of April 28, 2011 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the M.D. Sass Funds (the “Funds”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add M.D. Sass Equity Income Plus Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ John Buckel____________________	By: /s/ Michael R. McVoy___________
Name: John Buckel	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit a to the to the Fund Administration Servicing Agreement –
Trust for Professional Managers – M.D. Sass

Fund Names

Name of Series	Date Added
M.D. Sass 1-3 Year Duration U.S. Agency Bond Fund
M.D. Sass Equity Income Plus Fund	on or after June 20, 2013